Exhibit 99

                                                                                                                 Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                 Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES, INC. REPORTS Q3'06 DILUTED EARNINGS PER SHARE OF $0.57 INCLUDING $0.05 PER SHARE LICENSING PAYMENT

NEW YORK, Jan. 17 -- Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today reported financial results for its fiscal third quarter ended December 31, 2005.

Revenues for the quarter decreased 9% to $757,830,000 from $832,343,000 in the year-ago period. Revenues were comprised of net sales of $714,887,000, a decrease of 10% from $795,047,000 in the year-ago period, contract revenue of $28,373,000, an increase of 19% from $23,813,000 in the year-ago period and other income of $14,570,000, which increased 8% from $13,483,000 in the year- ago period.

Sales in the quarter included $485,687,000 for Forest's antidepressant franchise which was comprised of $480,707,000 of Lexapro(R) (escitalopram oxalate), an SSRI indicated for the initial and maintenance treatment of major depressive disorder and generalized anxiety disorder in adults, $4,823,000 of Celexa(R) (citalopram HBr), an antidepressant, and $157,000 of generic citalopram. The year-ago period included $560,640,000 of antidepressant franchise sales which was comprised of $427,118,000 of Lexapro, $129,812,000 of branded Celexa and $3,710,000 of generic citalopram. Sales of Namenda(R), an NMDA receptor antagonist for the treatment of moderate to severe Alzheimer's disease, totaled $124,022,000 in the quarter compared to sales of $100,603,000 in last year's third quarter.

Other income included earnings from the co-promotion agreement with Sankyo Pharma for Benicar(R)* and Benicar HCT(R), antihypertensive therapies, of $28,290,000 and interest income of $14,229,000. Additional contract revenue and other income totaled $424,000.

Selling, general and administrative expenses increased 3% to $250,725,000. Research and development spending increased 22% to $94,188,000 during the quarter and included a one-time upfront payment equal to $0.05 per share to Gedeon Richter for U.S. and Canadian rights to RGH-896, a compound being developed for the treatment of chronic pain and other CNS conditions and a group of novel compounds that target the group 1 metabotropic glutamate receptors (mGLUR1/5). The year-ago period also included an upfront payment to Gedeon Richter Limited for the U.S. and Canadian rights to RGH-188, a compound being investigated for the treatment of schizophrenia, bipolar mania and other psychiatric disorders.

Net income in the current quarter decreased by 25% to $195,163,000 as compared to $260,805,000 reported in the third quarter of the prior year. Diluted earnings per share decreased 19% to $0.57 in the current quarter including the $.05 per share payment to Gedeon Richter, compared to earnings per share of $0.70 in the year-ago period.

Fully diluted shares outstanding for the third quarter were 340,663,000, a reduction of 30,975,000 shares due mainly to the Company's ongoing share repurchase program. During the quarter the Company purchased 12,343,300 shares under its current 25 million share authorization. The Company expects to complete the repurchase of the 10,256,700 shares remaining under the current program during the quarter ending March 31, 2006.

Nine-month results

Revenue for the nine months ended December 31, 2005 decreased 12% to $2,206,068,000 from $2,506,403,000 in the prior year.

Net income for the nine months ended December 31, 2005 decreased 22% to $616,624,000 from net income of $786,050,000 reported in the nine months of the prior year. Diluted earnings per share decreased 14% to $1.79 in the current year's first nine months as compared to diluted earnings per share of $2.09 for last year's nine months.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "During the quarter sales for our key promoted products increased compared to the prior year. Our additional collaborations with Gedeon Richter Limited announced during the quarter are important pipeline additions in the CNS area in which Gedeon Richter focuses and which produced the antipsychotic licensed from Gedeon Richter in 2004 which is now in clinical testing. With these new collaborations we will be exploring areas such as chronic pain, anxiety, depression and related conditions. These programs strengthen our longer-term development pipeline while the just announced licensing agreement with Mylan Laboratories Inc. for nebivolol, a beta-blocker for the treatment of hypertension and potentially congestive heart failure, represents a significant near-term product opportunity for the Company. We continue to evaluate additional product opportunities that could be commercialized near, mid, and longer term."

Mr. Solomon continued: "Regarding our patent litigation trial against IVAX Pharmaceuticals, Inc., it is scheduled to begin on March 15, 2006 in U.S. Federal District Court in Delaware and we continue to remain confident in the validity of the Lexapro patent."

Fiscal 2006 Guidance

The Company continues to expect adjusted fully diluted earnings per share of approximately $2.30 for the fiscal year ending March 31, 2006, excluding the effect of the one-time tax benefit recorded in the fiscal first quarter. Including the one-time tax benefit, reported fully diluted earnings per share are projected to be approximately $2.40. The Company continues to expect that revenues will total approximately $3 billion and forecasts that net sales will total approximately $2.8 billion. The Company currently forecasts Lexapro sales of approximately $1.9 billion and Namenda sales of approximately $500 million.

Research and development spending is now forecast at approximately $280 million, a reduction of $40 million in the projection from last quarter due to the timing of various potential milestone payments shifting into next fiscal year. The projection includes the payment to Gedeon Richter which was made in the just completed quarter. Selling, general and administrative expenses are projected to grow to just over $1.03 billion.

The upfront payment to Gedeon Richter of $0.05 per share in the just- completed quarter was not included in the Company's prior guidance nor was any impact from the ongoing share repurchase program. These two factors are projected to offset each other and are now included in the $2.30 per share estimate.

Forest will host a conference call at 10:00 AM EST today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EST on the Company's website at http://www.frx.comand also on the website http://www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until January 31, 2006 at both websites and also by dialing 1-800-642-1687 (US investors) or +1-706-645-9291 (international investors) passcode 3995668.

About Forest Laboratories and Its Products

Forest Laboratories' growing line of products includes: Lexapro® (escitalopram oxalate), an SSRI antidepressant indicated for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder in adults; Namenda® (memantine HCl), an N-methyl-D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer's disease; Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker indicated for the treatment of hypertension; Benicar* HCT® (olmesartan medoxomil hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product indicated for the second-line treatment of hypertension; Campral®* (acamprosate calcium), a glutamate receptor modulator, indicated for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation in combination with psychosocial support; and Combunox™ (Oxycodone HCl and Ibuprofen), an opioid and NSAID combination indicated for the short-term management of acute, moderate to severe pain.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and on Form 10-Q for the period ended June 30, 2005 and September 30, 2005.

*Benicar is a registered trademark of Sankyo Pharma, Inc., and Campral is a registered trademark under license from Merck Santé s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Source: Forest Laboratories, Inc.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
Revenues:
Net sales	$714,887	$795,047	$2,081,173	$2,434,123
Contract revenue	28,373	23,813	86,945	39,055
Other income	14,570	13,483	37,950	33,225
Net revenues	757,830	832,343	2,206,068	2,506,403

Costs and expenses: Cost of goods sold	165,875	176,431	483,136	545,298
Selling, general and administrative	250,725	242,863	772,435	727,256
Research and development	94,188	77,393	216,054	231,901
	510,788	496,687	1,471,625	1,504,455

Income before income tax expense	247,042	335,656	734,443	1,001,948

Income tax expense	51,879	74,851	117,819	215,898

Net income	$195,163	$260,805	$ 616,624	$ 786,050
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Net income per common and common
equivalent share:

Basic	$0.58	$0.71	$1.81	$2.13
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Diluted	$0.57	$0.70	$1.79	$2.09
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Weighted average number of common and common equivalent shares outstanding:

Basic	336,890	364,914	340,160	368,227
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Diluted	340,663	371,638	344,801	376,930
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